Exhibit 99.1

Oceaneering Announces Record Quarterly Earnings

-- Narrows 2014 EPS Guidance Range to $3.95 to $4.05
-- Initiates Third Quarter 2014 EPS Guidance of $1.10 to $1.15

July 23, 2014 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record quarterly earnings for the second quarter ended June 30, 2014.

On revenue of $927.4 million, Oceaneering generated net income of $110.3 million, or $1.02 per share. During the corresponding period in 2013, Oceaneering reported revenue of $820.4 million and net income of $98.8 million, or $0.91 per share.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,

	2014	2013	2014	2014	2013

Revenue	$927,407	$820,372	$840,201	$1,767,608	$1,538,924
Gross Margin	218,215	201,864	189,491	407,706	362,239
Income from Operations	161,311	146,337	132,862	294,173	254,627
Net Income	$110,295	$98,811	$91,225	$201,520	$173,660

Diluted Earnings Per Share (EPS)	$1.02	$0.91	$0.84	$1.86	$1.60

Year over year, quarterly EPS increased on profit improvements from Subsea Products, Remotely Operated Vehicles (ROV), and Subsea Projects. Sequentially, quarterly EPS rose on higher operating income principally from Subsea Products and Subsea Projects.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our quarterly EPS was slightly above our guidance, and was up 21% over the first quarter of this year and 12% over the second quarter of 2013. EPS for the first half of 2014 was 16% higher than the first half of 2013. We achieved record quarterly operating income from Subsea Products, and for the first time Subsea Products operating income exceeded that of ROV.

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“Our outlook for the second half of this year remains positive and unchanged overall from last quarter. Given this outlook and our year-to-date performance, we are narrowing our 2014 EPS guidance range to $3.95 to $4.05 from $3.90 to $4.10. Relative to the first half of 2014, we expect to generate higher income from each of our operating segments during the second half, led by ROV and Subsea Projects. We continue to forecast year-over-year operating income growth for all of our oilfield segments in 2014.

“Compared to the first quarter, Subsea Products operating income rose on the strength of increased revenue and profitability from tooling and subsea hardware. Subsea Products backlog at quarter end was $850 million, compared to our March 31 backlog of $894 million and $902 million one year ago. During the quarter we announced one large umbilical contract for offshore Indonesia.

“ROV operating income was essentially flat, as operating margin declined due to higher repair and maintenance expenses, unanticipated startup costs associated with placing new systems in service, and lower fleet utilization. Revenue grew on increases in days on hire and revenue per day on hire. During the quarter we put 13 new ROVs into service and retired 4. At the end of June we had 323 vehicles in our fleet, compared to 296 one year ago.

“During the second half of this year, we expect to place at least 13 new ROVs into service, and we have contracts for all of these. When these new vehicles are placed into service depends upon the actual commencement dates of new drilling rig and vessel project work. We now anticipate adding
40 or more new systems to our ROV fleet in 2014.

“Sequentially, Subsea Projects operating income increased largely as a result of adding a vessel, the Bourbon Evolution 803, to our Field Support Vessel Services contract with BP for work offshore Angola and a higher profit contribution from the Ocean Alliance in the U.S. Gulf of Mexico. The Ocean Alliance was out of service for much of the first quarter undergoing a regulatory drydock inspection. Asset Integrity operating income improved slightly due to a seasonal increase in activity in Europe and the Caspian Sea area. Advanced Technologies operating income declined due to execution issues on certain U.S. Navy and industrial projects.

“For the third quarter of 2014, we are projecting EPS of $1.10 to $1.15. We expect sequential improvements in income from all of our operating business segments, led by ROVs.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At the end of the quarter, our balance sheet reflected $103 million of cash, $80 million of debt, and $2.2 billion of equity. During the quarter we generated EBITDA of $217 million, $403 million year to date, and for 2014 we anticipate generating at least $855 million.

“In June we increased our regular quarterly cash dividend by 23% to $0.27 from $0.22 per share.
This underscores our continued confidence in Oceaneering’s financial strength and future business prospects.

“Looking beyond 2014, we believe that the oil and gas industry will continue its investment in deepwater projects. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets and opportunities to add new assets, we are well positioned to supply a wide range of services and products to safely support the deepwater efforts of our customers.”

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Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: positive outlook for the rest of this year; 2014 EPS guidance range; forecast of higher income from all oilfield segments in 2014 compared to 2013; expectation of higher operating income in the second half of 2014, relative to the first half of 2014, led by ROV and Subsea Projects; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; anticipated additions to its ROV fleet in 2014; third quarter EPS guidance range; expectation of sequential quarterly improvements in income from all operating business segments, led by ROV; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s growth; anticipated minimum 2014 EBITDA; belief that the oil and gas industry will continue its investment in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, July 24, 2014 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Jun 30, 2014	Dec 31, 2013
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $103,330 and $91,430)				$1,530,712	$1,433,275
Net Property and Equipment				1,312,585	1,189,099
Other Assets				539,887	506,126
TOTAL ASSETS				$3,383,184	$3,128,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$767,107	$727,088
Long-term Debt				80,000	—
Other Long-term Liabilities				363,447	357,972
Shareholders' Equity				2,172,630	2,043,440
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY				$3,383,184	$3,128,500

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2014	Jun 30, 2013	Mar 31, 2014	Jun 30, 2014	Jun 30, 2013
	(in thousands, except per share amounts)

Revenue	$927,407	$820,372	$840,201	$1,767,608	$1,538,924
Cost of services and products	709,192	618,508	650,710	1,359,902	1,176,685
Gross Margin	218,215	201,864	189,491	407,706	362,239
Selling, general and administrative expense	56,904	55,527	56,629	113,533	107,612
Income from Operations	161,311	146,337	132,862	294,173	254,627
Interest income	41	243	79	120	433
Interest expense	(398)	(553)	(411)	(809)	(1,316)
Equity earnings (losses) of unconsolidated affiliates	8	(186)	(36)	(28)	(25)
Other income (expense), net	(417)	(1,591)	294	(123)	(201)
Income before Income Taxes	160,545	144,250	132,788	293,333	253,518
Provision for income taxes	50,250	45,439	41,563	91,813	79,858
Net Income	$110,295	$98,811	$91,225	$201,520	$173,660

Weighted average diluted shares outstanding	108,421	108,713	108,724	108,571	108,662
Diluted Earnings per Share	$1.02	$0.91	$0.84	$1.86	$1.60

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Six Months Ended
		Jun 30, 2014	Jun 30, 2013	Mar 31, 2014	Jun 30, 2014	Jun 30, 2013
		($ in thousands)

Remotely Operated Vehicles	Revenue	$268,274	$242,163	$255,819	$524,093	$471,791
	Gross Margin	$86,685	$80,180	$87,190	$173,875	$156,334
	Operating Income	$75,825	$69,219	$76,740	$152,565	$135,054
	Operating Income %	28%	29%	30%	29%	29%
	Days available	29,059	26,884	27,851	56,910	53,099
	Days utilized	24,510	22,362	23,869	48,379	44,066
	Utilization %	84%	83%	86%	85%	83%

Subsea Products	Revenue	$327,252	$258,016	$260,010	$587,262	$472,021
	Gross Margin	$99,558	$82,389	$75,129	$174,687	$144,734
	Operating Income	$79,497	$62,060	$54,516	$134,013	$104,839
	Operating Income %	24%	24%	21%	23%	22%
Backlog at end of period		$850,000	$902,000	$894,000	$850,000	$902,000

Subsea Projects	Revenue	$136,199	$118,195	$138,190	$274,389	$206,650
	Gross Margin	$30,122	$27,991	$24,409	$54,531	$42,912
	Operating Income	$25,863	$23,990	$20,537	$46,400	$35,610
	Operating Income %	19%	20%	15%	17%	17%

Asset Integrity	Revenue	$130,229	$124,740	$124,159	$254,388	$239,589
	Gross Margin	$23,207	$23,529	$21,866	$45,073	$42,568
	Operating Income	$15,915	$16,639	$14,085	$30,000	$28,978
	Operating Income %	12%	13%	11%	12%	12%

Advanced Technologies	Revenue	$65,453	$77,258	$62,023	$127,476	$148,873
	Gross Margin	$5,597	$14,945	$7,727	$13,324	$28,253
	Operating Income	$198	$10,165	$2,955	$3,153	$18,841
	Operating Income %	—%	13%	5%	2%	13%

Unallocated Expenses
Gross margin expenses		$(26,954)	$(27,170)	$(26,830)	$(53,784)	$(52,562)
Operating income expenses		$(35,987)	$(35,736)	$(35,971)	$(71,958)	$(68,695)

TOTAL	Revenue	$927,407	$820,372	$840,201	$1,767,608	$1,538,924
	Gross Margin	$218,215	$201,864	$189,491	$407,706	$362,239
	Operating Income	$161,311	$146,337	$132,862	$294,173	$254,627
	Operating Income %	17%	18%	16%	17%	17%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$157,450	$81,138	$104,038	$261,488	$175,315
Depreciation and Amortization		$56,057	$50,173	$53,351	$109,408	$100,025

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Six Months Ended
	Jun 30, 2014	Jun 30, 2013	Mar 31, 2014	Jun 30, 2014	Jun 30, 2013
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$110,295	$98,811	$91,225	$201,520	$173,660
Depreciation and Amortization	56,057	50,173	53,351	109,408	100,025
Subtotal	166,352	148,984	144,576	310,928	273,685
Interest Income/Expense, Net	357	310	332	689	883
Provision for Income Taxes	50,250	45,439	41,563	91,813	79,858
EBITDA	$216,959	$194,733	$186,471	$403,430	$354,426

				2014 Estimates
				Low	High
				(in thousands)
Net Income				$430,000	$440,000
Depreciation and Amortization				230,000	235,000
Subtotal				660,000	675,000
Interest Income/Expense, Net				—	—
Provision for Income Taxes				195,000	200,000
EBITDA				$855,000	$875,000